Exhibit 99.1

Contacts:	Media	Investors
	Stephen Cohen	Brian Blackman
	(347) 489-6602	(702) 407-6330

Caesars Entertainment and its Sponsors Propose to

Increase Contributions to CEOC’s Restructuring Plan

LAS VEGAS, September 21, 2016 – Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”) today announced that it, along with affiliates of Apollo Global Management, LLC and TPG Capital, L.P. (together, the “Sponsors”), have proposed an enhancement to their contributions to Caesars Entertainment Operating Company, Inc.’s current restructuring plan. The proposed increase follows discussions with major creditor constituencies of CEOC and its Chapter 11 debtor subsidiaries (collectively, the “Debtors”) in an effort to reach a consensual debt restructuring agreement with all creditor groups in CEOC’s restructuring. Caesars Entertainment believes this proposal meets the requirements of the holders of CEOC’s second lien notes and is optimistic that such proposal will be acceptable.

The revised proposal contemplates additional contributions from Caesars Entertainment and the Sponsors that will result in approximately $1.6 billion of additional value being distributed to the second lien noteholders. These additional contributions, which will enhance the recovery to the second lien noteholders and unsecured creditors, have been proposed by Caesars Entertainment and the Sponsors who are engaged in negotiations with the first lien bondholders and bank lenders on these points. This additional value consists of:

•	An estimated $954 million of Caesars Entertainment equity contributed by the Sponsors and an estimated $92 million of Caesars Entertainment equity contributed by Caesars Entertainment on behalf of non-sponsor only shareholders. The Sponsors’ contribution represents more than a 10 to 1 disproportionate incremental contribution as compared to non-sponsor only shareholders. Taken together, this would result in the depletion of all of the sponsor-held equity in Caesars Entertainment. Additionally, assuming the previously announced merger of Caesars Entertainment and Caesars Acquisition Company (“Caesars Acquisition”) (NASDAQ: CACQ) is completed, the Sponsors’ only continuing ownership in Caesars Entertainment would be as a result of their ownership in Caesars Acquisition and CEOC creditors would control more than 62% of the equity of the combined entity.

•	A significant cash contribution in excess of $100 million by individual directors and officers through funding by D&O insurance; and
•	A small reduction in recovery for the first lien banks and bondholders valued in the hundreds of millions of dollars. Caesars Entertainment has asked holders of CEOC’s first lien notes to forgo the excess cash sweep and for the holders of CEOC’s prepetition credit agreement claims to forgo 2.7% of the reorganized company’s equity, both of which are provided for in the Debtors’ current Chapter 11 plan.

The revised proposal expires on Friday, September 23, 2016 at 11:59 p.m. (New York time). In the event the proposal is not accepted by the deadline, CEOC has indicated that Caesars Entertainment and the Sponsors’ support for the plan is superceded and unnecessary.

About Caesars Entertainment Corporation

Caesars Entertainment Corporation (CEC) is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. The Company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward Looking Statement

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as, “will”, “estimate”, “likely”, and “forecast” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions that may be taken by CEC and the sufficiency of CEC’s cash balances for the remainder of 2016. These forward-looking statements are based on current expectations and projections about future events.

You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of CEC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange: CEC’s ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the CEOC restructuring as necessary, CEC’s financial obligations exceeding or becoming due earlier than what is currently forecast and risk associated with the CEOC restructuring and related litigation, including if the Debtors pursue a plan without CEC’s support.